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                                                                    EXHIBIT 15.1

Kinetic Concepts, Inc.
San Antonio, Texas

Ladies and Gentlemen:

     With respect to the registration statement on Form S-3 to be filed by the Company, we acknowledge our awareness of the use therein of our reports dated April 21, 1995, July 18, 1995 and October 17, 1995 related to our review of interim financial information.

     Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

                                            Very truly yours,

                                            /s/  KPMG PEAT MARWICK LLP
                                            KPMG PEAT MARWICK LLP

San Antonio, Texas

January 23, 1996